AMENDED AND RESTATED ROYALTY AGREEMENT

This Amended and Restated Royalty Agreement (this “Agreement”), dated and effective as of  February 8, 2016 (the “Effective Date”), by and between GrowBlox Sciences, Inc. a Delaware corporation (“GBS Delaware”), GB Sciences Nevada LLC, a Nevada limited liability company (“GBS Nevada”), and Pacific Leaf Ventures, LP, a California limited partnership (“PACIFIC LEAF”), amends and restates in its entirety that certain Royalty Agreement dated May 12, 2015, by and between GBS Delaware and PACIFIC LEAF (the “Original Royalty Agreement”).

RECITALS

A.   GBS Delaware is the sole member of GBS Nevada.  GBS Nevada holds a provisional certificate issued by the Division of Public & Behavioral Health of the Nevada Department of Health and Human Services to operate an establishment to cultivate medical cannabis at 3550 W. Teco Avenue, Las Vegas, Nevada (the “Teco Facility”).

B.                GBS Nevada is also a party to that certain Binding Letter of Separation (the “Letter Agreement”), dated as of August 17, 2015, between GBS Nevada and GBS Nevada Partners LLC (“GBS Partners”), which provides for GBS Nevada and GBS Partners to enter into a Consignment and Delivery Agreement (the “CDA”, and together with the Letter Agreement, the “GBS Partners Agreements”).  Pursuant to the GBS Partners Agreements, GBS Nevada is entitled to (i) 20% of the shelf space at the dispensaries operated by GBS Partners for consignment sales of GBS Nevada’s medical cannabis products, and (ii) 10% of the profits and distributions of GBS Partners’ dispensary operations (the “Profits Interest”).

        C.   PACIFIC LEAF has developed certain proprietary know-how and other intellectual property for the cultivation of cannabis and the extraction of oils and other constituents from cannabis (the “Intellectual Property”), and has provided GBS Nevada and GBS Delaware with financial support, advice and services (collectively, the “Support”), including, without limitation, pursuant to that certain Amended and Restated 6% Senior Secured Convertible Promissory Note, dated as of the date hereof, made by GBS Delaware in favor of PACIFIC LEAF, in the principal amount of $2,750,000 (the “Note”).

D.  Pursuant to the Original Royalty Agreement, PACIFIC LEAF has provided the Intellectual Property to GBS Delaware for the use of GBS Nevada in its operations in the State of Nevada.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
LICENSE AND ROYALTY

1.1  Transfer and Use of Intellectual Property.  GBS Nevada shall have the right to use the Intellectual Property in perpetuity in its operations within the State of Nevada.  In addition, any other entity owned, controlled, or otherwise affiliated with GBS Delaware (collectively, the “Affiliates”) shall have the right to use the Intellectual Property within the State of Nevada. Any other use or transfer of the Intellectual Property by GBS Delaware, GBS Nevada, or the Affiliates shall require the explicit written authorization of PACIFIC LEAF following additional negotiations, agreements, and consideration.  Any and all costs of equipment, related installation expenses, and operational expenses related to the implementation and use of the Intellectual Property by GBS Nevada and Affiliates shall be the sole responsibility of GBS Delaware, GBS Nevada, and the Affiliates, provided however that the hiring of all control personnel in connection with the installation, cultivation or extraction operations of GBS Nevada shall require the approval of PACIFIC LEAF, which approval shall not be unreasonably withheld or delayed.

1.2 Royalty Payments.  In consideration of the transfer by PACIFIC LEAF of the Intellectual Property pursuant to the Section 1.1, and the Support provided by PACIFIC LEAF to GBS Nevada and GBS Delaware, during the period (the “Royalty Period”) commencing on the Effective Date and ending ten (10) years after the date the first royalty payment in excess of twenty-five thousand dollars ($25,000) is made to PACIFIC LEAF pursuant to this Agreement (the “First Royalty Payment Date”), GBS Nevada shall pay to PACIFIC LEAF within forty-five (45) days after the end of each calendar quarter an amount equal to the Royalty Rate (defined below) multiplied by the gross sales revenues of GBS Nevada and its subsidiaries from all sources during the preceding fiscal quarters, including, without limitation (i) from the sale of cannabis produced at the Teco Facility, (ii) from the sale of its cannabis at dispensaries operated by GBS Partners, and (iii) received by it in respect of the Profits Interest issued to under the GBS Partners Agreements.  The Royalty Rate at any time shall be equal to the sum of (i) 9.1%, and (ii) 9.1% multiplied by a fraction, the numerator of which shall be equal to the maximum amount by which the aggregate advances by PACIFIC LEAF to GBS Delaware at any one time outstanding under the Note prior the date of the applicable royalty payment exceeded $1,750,000, and the denominator of which shall be equal to $1,000,000; provided, however, that following the later of (i) the seventh anniversary of the First Royalty Payment Date, and (ii) the date that all amounts outstanding under the Note have been repaid in full, the Royalty Rate shall be reduced by 50%.

1.3 SEC Filing.  Concurrently with or prior to each royalty payment made under Section 1.2 above, GBS Delaware shall file with the Securities and Exchange Commission a Quarterly Report on Form 10-Q, an Annual Report on Form 10-K or Current Report on Form 8-K, which shall report the revenues of GBS Nevada for the applicable quarter resulting in such royalty payment.

1.4  No Transfer or Encumbrance.  Until the termination of the Royalty Period, without PACIFIC LEAF’s prior written consent (i) GB Delaware shall not sell, transfer, assign or encumber its ownership interest in GBS Nevada, and (ii) GBS Nevada shall not sell, transfer, assign or encumber the Teco Facility or any of its rights under the GB Partners Agreements.

1.5  Good Faith and Fair Dealing.  GBS Delaware and GBS Nevada further agree that the royalty payments provided by this Agreement shall be paid in good faith and with fair dealing and that GBS Delaware and GBS Nevada will not enter into any arrangement to modify pricing or transfer sales or revenue that would have the effect of depriving PACIFIC LEAF of the full payment of royalties due under this Agreement.

1.6  Late Charges.  On any royalty payment due under this Agreement not paid within fifteen (15) days of the date due, GBS Nevada shall pay to PACIFIC LEAF (i) a late fee in the amount of 2% of the total past due amount and (ii) interest on the amount due until paid at the rate of 1.5% per month or the highest rate allowed by law, whichever is less.

1.7  Insurance.  Until the termination of the Royalty Period, GBS Nevada shall at all times maintain a commercial general liability insurance policy with limits of at least Two Million Dollars ($2,000,000) per occurrence and per claim issued by a company admitted to write liability insurance in the State of Nevada and rated at least A or better by AM Best or Standard & Poor’s Ratings Services.

1.8 Guaranty.  GBS Delaware hereby unconditionally and irrevocably guarantees to PACIFIC LEAF (i) the punctual payment when due of all debts, obligations and liabilities of GBS Nevada to PACIFIC LEAF pursuant to this Agreement, and (ii) the due and prompt performance of all other covenants, agreements, obligations and liabilities of GBS Nevada under this Agreement.

ARTICLE II
INFORMATION; AUDITS; DISPUTES

2.1 Information. GBS Delaware and GBS Nevada shall keep accurate records of date, type, and weight of all cultivated material produced by GBS Nevada, all revenues generated by GBS Nevada, including, without limitation, under the GBS Partner Agreements, and any other information or data relevant to the calculation of the royalty payments provided herein, including but not limited to settlement sheets, receipts, invoices or other information regarding transactions between GBS Nevada and third parties. In addition, PACIFIC LEAF shall have the right to physically inspect all facilities of GBS Nevada at any time during regular business hours.

2.2 Audits. PACIFIC LEAF shall have the right to audit the books and records of GBS Delaware and GBS Nevada related to the calculation of the royalty payments provided herein. The audit may be performed once during any calendar quarter by any person or persons designated by PACIFIC LEAF during regular business hours and in a manner that does not materially interfere with the operations of GBS Delaware and GBS Nevada.

2.3 Disputes. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including amendments or extensions), or the breach or termination of this Agreement, shall be settled by arbitration proceedings held within the State of Nevada in accordance with the then current Rules of the American Arbitration Association for Commercial Arbitration.

ARTICLE IV
GENERAL

3.1 Confidentiality. GBS Delaware and GBS Nevada agree to keep confidential all information provided to them by PACIFIC LEAF under this Agreement and not to disclose any such information to any third party without the prior written consent of PACIFIC LEAF.

3.2 Amendment and Waiver. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the party to be charged with the waiver. The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement will not constitute a waiver of any provision of this Agreement or limit such party’s rights thereafter to enforce any provision or exercise any right.

3.3 Severability. If at any time any covenant or provision contained in this Agreement is deemed to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision that is valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

3.4. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

3.5 Headings. The subject headings of the Articles, Sections, and Subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflicts of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

3.7 Rules of Construction. Each party represents that it has been represented by counsel during the negotiation, preparation, and execution of this Agreement. Each such party therefore waives the application of any law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

3.8 Attorneys’ Fees. Except as otherwise specified herein, in the event of a dispute under this Agreement, the prevailing Party shall be entitled to payment of its reasonable attorneys’ fees and costs in arbitrating or litigating the dispute.

3.9  No Joint Venture, Partnership, or Agency. This Agreement shall not be construed to create, expressly or by implication, a joint venture, partnership, or agency relationship between the parties.

3.10 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

3.11 Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.

[Signature Page Follows]

Executed as of this __ day of February, 2016.

GROWBLOX SCIENCES, INC.                                                                           PACIFIC LEAF VENTURES, LP

By /s/ John Poss                                                                                                      By  /s/ Signature
Name:        John Poss                                                                                               Name:
Title:         President                                                                                                  Title:    Manager

GB SCIENCES NEVADA LLC

By  /s/ John Poss
Name:   John Poss
Title:    President